Exhibit 10.3

Note Purchase Agreement

dated as of June 10, 2019

by and among

theMaven, Inc.,

as the Borrower,

The Guarantors Named Herein,

BRF Finance Co., LLC,

as Agent and a Purchaser,

and

The Other Purchasers From Time to Time Party Hereto

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 10, 2019 and entered into by and among theMaven, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, each of the Purchasers from time to time named on Schedule I attached hereto or which become a Purchaser after the date hereof (together with their respective successors and permitted assigns, the “Purchasers” and each a “Purchaser”) and BRF Finance Co., LLC, in its capacity as agent for the Purchasers (“Agent”).

RECITALS

The Borrower has agreed to sell to the Purchasers and the Purchasers, acting severally and not jointly, have agreed to purchase from the Borrower the Borrower’s 12.0% senior secured notes (the “Notes”) in the aggregate principal amount of $20,000,000, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, Guarantors, Agent and Purchasers agree as follows:

SECTION 1.        DEFINITIONS AND ACCOUNTING TERMS

1.1.        Certain Defined Terms. The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person: (a) directly or indirectly controlling, controlled by, or under common control with, the Person specified; (b) directly or indirectly owning or holding ten percent (10%) or more of any Equity Interest in the Person specified; or (c) ten percent (10%) or more of whose stock or other Equity Interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by the Person specified; provided, however, that neither Agent nor any Purchaser shall be an Affiliate of any Note Party or of any Subsidiary of any Note Party for purposes of this definition. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, or by contract or otherwise.

“Agent” has the meaning assigned to that term in the introductory paragraph, together with any successor Agent appointed pursuant to Section 9.1(G).

“Agreement” has the meaning assigned to that term in the introductory paragraph hereof.

“Anti-Terrorism Laws” means (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) the Proceeds of Crime (Money Laundering) and, to the extent applicable to the Borrower or any of its Subsidiaries, the Terrorist Financing Act (Canada), (vi) any law enacted in the United States or any other jurisdiction in which the Borrower or any of its Subsidiaries operate prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vii) the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, or (viii) any similar laws relating to terrorism or money laundering enacted in the United States or any other jurisdictions in which the Borrower or any of its Subsidiaries operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Note Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Authority, and all orders, judgments and decrees of all applicable courts and arbitrators.

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignment and Assumption Agreement” means an assignment and assumption Agreement in form acceptable to Agent.

“B. Riley” means BRF Finance Co., LLC and any Affiliate thereof as a Purchaser hereunder.

“Bankruptcy Code” means Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230, as amended.

“Blocked Person” has the meaning assigned to that term in Section 4.11(B).

“Borrower” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are closed.

“Certificate of Exemption” has the meaning assigned to that term in Section 2.7.

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“Change in Control” means each occurrence of any of the following:

(a)          the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than by B. Riley) of beneficial ownership of more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Borrower;

(b)          the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Note Party (other than in connection with any transaction explicitly permitted hereunder), free and clear of all Liens; or

(c)          a “Change in Control” (or any comparable term or provision) occurs under or with respect to (i) any of the Equity Interests of the Borrower or any of its Subsidiaries, (ii) any Subordinated Indebtedness Document, or (iii) any Indebtedness of the Borrower or any of its Subsidiaries having an aggregate principal amount outstanding in excess of $500,000.

“Charges” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other Governmental Authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, the Note Parties or any of their Affiliates, except Excluded Taxes.

“Closing” has the meaning assigned to such term in Section 2.2(A).

“Closing Date” means June 10, 2019.

“Collateral” means all property (whether real or personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document.

“Control Agreement” has the meaning assigned to that term in Section 4.9(A).

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate” shall mean a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 8.00%.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to ERISA and (a) which is maintained by the Borrower, any Subsidiary or any ERISA Affiliate, or (b) with respect to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute.

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“Equity Interests” of any Person means any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation, or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, which together with the Borrower or a Subsidiary, would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the IRC, or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, would be treated as a single employer under Section 414(m) or (o) of the IRC.

“Event of Default” has the meaning assigned to that term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means (a) payroll accounts, trust accounts, escrow accounts, accounts used exclusively, and within the ordinary course of business, for withholding tax, goods and services tax, sales tax or payroll tax and other fiduciary accounts and (b) zero balance disbursement accounts.

“Excluded Taxes” has the meaning assigned to that term in Section 2.7(A).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities implementing such Sections of the IRC.

“Fee Letter” means that certain fee letter dated as of the Closing Date between the Borrower and the Agent.

“Foreign Purchaser” has the meaning assigned to that term in Section 2.7(B).

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (i) any international, foreign, federal, state, provincial, county or municipal government, or political subdivision thereof, (ii) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (iii) any court or administrative tribunal of competent jurisdiction.

“Guarantor(s)” means, collectively, each Subsidiary Guarantor and any other Person which guarantees the Obligations.

“Guaranty” means any guaranty of the Obligations executed by a Guarantor in favor of Agent, for its benefit and for the ratable benefit of the Secured Parties, in form and substance satisfactory to Agent, including pursuant to Section 10 hereof.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any environmental laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Indebtedness”, as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute capital leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and not outstanding for more than sixty (60) days after the date on which such trade account payable was created, and (ii) accruals for payroll and other liabilities accrued in the ordinary course of business); (e) all Indebtedness of another Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person (but excluding, for the avoidance of doubt, letters of credit and similar instruments) and only to the extent of the fair market value of such property or assets; (f) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (g) all net obligations of such Person under interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate, interest rate swap, or other similar agreements, (h) any advances under any factoring arrangement; (i) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; and (j) all guarantees by such Person of Indebtedness of others, to the extent of the liability of such Person under such guarantee.

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“Indemnified Liabilities” has the meaning assigned to that term in Section 11.2.

“Indemnitees” has the meaning assigned to that term in Section 11.2.

“Intellectual Property” has the meaning assigned to that term in the Security Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“IRS” means the United States of America Internal Revenue Service or any successor thereto.

“Liabilities” has the meaning given that term in accordance with GAAP and shall include, without limitation, Indebtedness.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, any trust, and any agreement to give any security interest).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Note Parties (taken as a whole) to perform their respective obligations under the Note Documents, (c) the ability of Agent or any Purchaser to enforce or collect on the Obligations (after giving effect to any consents, waivers, amendments or other modifications not prohibited hereunder); or (d) the rights, remedies and benefits available to, or conferred upon, Agent and the Purchasers under the Note Documents.

“Maturity Date” means the earlier of (i) July 31, 2019 or (ii) the date that the Obligations have been accelerated pursuant to and in accordance with the terms of this Agreement.

“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) which is subject to ERISA and to which the Borrower, any Subsidiary Guarantor or any ERISA Affiliate contributes or has an obligation to contribute.

“Note Documents” means this Agreement, the Security Documents, the Notes (if any), the Fee Letter, the Perfection Certificate, the Sallyport Intercreditor Agreement (to the extent applicable), any Subordination Agreements, the Side Letter, and all other agreements executed by or on behalf of any Note Party and delivered concurrently herewith or at any time hereafter to or for Agent or any Purchaser in connection with the Notes, all as amended, restated, supplemented or modified from time to time.

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“Note Party” means the Borrower and each Guarantor.

“Notes” has the meaning set forth in the recitals hereto.

“Obligations” means all obligations, liabilities and indebtedness of every nature of each Note Party from time to time owed to Agent, any Purchaser or any other Secured Party under the Note Documents (whether incurred before or after the Maturity Date).

“OFAC Sanctions Programs” means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA, or any successor agency or other Governmental Authority succeeding to the functions thereof.

“Pension Benefit Plan” means any Employee Benefit Plan subject to the provisions of Title IV of ERISA or the minimum funding standards under Section 412 of the IRC.

“Perfection Certificate” means the Perfection Certificate and the responses thereto provided by Note Parties and delivered to Agent.

“Permitted Encumbrances” means the following types of Liens:

(a)          Liens for Taxes not yet due and payable, or being Properly Contested;

(b)          statutory Liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c)          Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, that, for the avoidance of doubt, any grant of a security interest under the UCC in the Collateral shall not be permitted under this sub-clause (c);

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(d)          zoning restrictions, building codes, land use laws, easements, licenses, reservations, provisions, covenants, waivers, rights-of-way, restrictions, minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and which do not secure obligations for payment of money;

(e)          Liens in favor of Agent, on behalf of itself and the other Secured Parties;

(f)           Liens existing on the Closing Date set forth on Schedule 7.3(B) including replacement Liens, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(B);

(g)          precautionary financing statements filed in connection with operating leases;

(h)          Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default; provided, that, the holder of such judgment Lien has not commenced any enforcement action;

(i)           licenses, sublicenses, leases or subleases (including any license of Intellectual Property) granted to third parties in the ordinary course of business or not materially interfering with the business of the Borrower or any of its Subsidiaries;

(j)           Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(k)          Liens arising from customary rights of set-off, revocation, refund or chargeback in favor of a bank or other depositary institution where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(l)           Liens consisting of contractual obligations of the Borrower or any of its Subsidiaries to sell or otherwise dispose of assets solely to the extent such disposition is permitted hereunder; and

(m)         Liens consisting of customary security deposits under operating leases entered into by the Borrower or a Subsidiary in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

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“Properly Contested” means, in the case of any Taxes of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Taxes unless such Lien (x) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of Applicable Law) and (y) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute.

“Purchaser” or “Purchasers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Register” has the meaning assigned to that term in Section 11.12(C).

“Reportable Event” means a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder other than an event for which the requirement to provide notice to the PBGC has been waived.

“Requisite Purchasers” means, as of the date of determination thereof, Purchasers holding more than fifty percent (50%) of the outstanding Notes.

“Responsible Officer” means the president, any vice president, the chief financial officer, the director of finance or the controller of any Note Party or any other officer having substantially the same authority and responsibility.

“Restricted Junior Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding; (d)  any payment by any Note Party of any management, consulting or similar fees to any Affiliate of the Borrower or any of its Subsidiaries, whether pursuant to a management agreement or otherwise; (e) any voluntary prepayment of any Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations), or (f) any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness.

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“Sallyport Indebtedness Documents” means that certain Account Sale and Purchase Agreement, dated as of March 8, 2018, by and between the Borrower and Sallyport Commercial Finance, LLC and all other agreements entered into in connection therewith.

“Sallyport Intercreditor Agreement” means that certain intercreditor agreement to be entered into after the date hereof, by and among the Agent, Sallyport Commercial Finance, LLC, and certain of the Note Parties.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means Agent, any Purchaser and any Indemnitees.

“Securities Act” means the Securities Act of 1933, as amended and together with all rules, regulations and interpretations thereunder or related thereto.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the Closing Date by and among the Note Parties and Agent.

“Security Documents” means the Security Agreement and all other agreements as shall from time to time secure or relate to the Obligations, or any part thereof.

“Side Letter” means that certain side letter dated as of the Closing Date by and among the Borrower and Agent.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each direct or indirect Subsidiary of the Borrower, whether now existing or hereafter created or acquired.

“Subordinated Creditor” means any Person that shall have entered into a Subordination Agreement with the Agent, on behalf of the Secured Parties.

“Subordinated Debentures” means, collectively, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with B. Riley FBR, Inc. as Holder, issued December 12, 2018, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with BRC Partners Opportunity Fund, LP as Holder, issued December 12, 2018, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with Dialectic Antithesis Partners, LP, as Holder, issued December 12, 2018, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with B. Riley FBR, Inc. as Holder, issued March 18, 2019, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with John Fitchthorn as Holder, issued March 18, 2019, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with Strome Mezzanine Fund II, LP as Holder, issued March 18, 2019, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with B. Riley FBR, Inc. as Holder, issued March 27, 2019, 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with SFS Growth Fund, LP as Holder, issued March 27, 2019, and 12% Senior Secured Subordinated Convertible Debenture of the Borrower due December 31, 2020, with Todd Sims, Inc. as Holder, issued April 8, 2019, issued pursuant to those certain Securities Purchase Agreements by and among  the Borrower and the purchasers party thereto dated as of December 12, 2018, March 18, 2019, March 27, 2019, and April 8, 2019, respectively.

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“Subordinated Indebtedness” means (a) the Subordinated Debentures and (b) other unsecured Indebtedness of any Note Party, in each case, which has a maturity date that is at least 181 days later than the Maturity Date and the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Agent and the Requisite Purchasers and which has been expressly subordinated in right of payment to all Indebtedness of such Note Party under the Note Documents (i) by the execution and delivery of a Subordination Agreement, or (ii) otherwise on terms and conditions reasonably satisfactory to the Agent and the Requisite Purchasers.

“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness, including, without limitation, each subordinated promissory note or agreement issued by a Note Party to a Subordinated Creditor, and each other promissory note, instrument and agreement executed in connection therewith, all on terms and conditions reasonably satisfactory to the Agent and the Requisite Purchasers.

“Subordination Agreement” means each subordination agreement by and among, as applicable, the Agent, the applicable Note Parties, the applicable Subsidiaries of the Note Parties and the applicable Subordinated Creditor, each in form and substance satisfactory to the Agent and the Requisite Purchasers and each evidencing and setting forth the senior priority of the Obligations over such Subordinated Indebtedness and to the extent applicable, Liens.

“Taxes” has the meaning assigned to that term in Section 2.7(A).

“Tax Liabilities” has the meaning assigned to that term in Section 2.7(A).

“Termination Event” means (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Note Party or any ERISA Affiliate from any Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate any Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate any Pension Benefit Plan or Multiemployer Plan; (v) any event or condition which could reasonably be expected to (a) constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan, (b) result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA or (c) result in the imposition of any Lien on the assets of any Note Party by operation of Section 4069 of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of any Note Party or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability to any Note Party.

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“TheStreet” means TheStreet, Inc., a Delaware corporation.

“Transactions” means collectively, the transactions contemplated by the TS Acquisition Documents, the Note Documents (including with respect to the issuance of Notes on such date), and the financial accommodations contemplated herein and therein.

“TS Acquisition” means the merger, pursuant to the terms of the TS Acquisition Documents, of TheStreet and TST AcquisitionCo, with TheStreet continuing as the surviving corporation.

“TS Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of the Closing Date, among the Borrower, TST AcquisitionCo, and TheStreet.

“TS Acquisition Documents” means, collectively, (i) the TS Acquisition Agreement, (ii) the TS Escrow Agreement, and (iii) all related agreements entered into in connection with the TS Acquisition, in each case of the preceding clauses (i)-(iii), in form and substance satisfactory to the Agent and the Purchasers.

“TS Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Borrower, TheStreet, and Citibank, N.A.

“TST AcquisitionCo” means TST Acquisition Co., Inc., a Delaware corporation.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Agent in any of the Collateral, “UCC” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral. To the extent this Agreement defines the term “Collateral” by reference to terms used in the UCC, each of such terms shall have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

1.2.         UCC Defined Terms. The following terms used in this Agreement shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Chattel Paper”, “Deposit Account”, “Documents”, “General Intangibles”, and “Inventory”.

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1.3.         Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Purchaser shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. For all purposes hereunder, only those leases (assuming for purposes hereof that such leases were in existence on January 1, 2015) that would have constituted capital leases or financing leases in conformity with GAAP on January 1, 2015, shall be considered capital leases or financing leases hereunder, and all calculations and deliverables under this Agreement or any other Note Document shall be made or delivered, as applicable, in accordance therewith.

1.4.         Other Definitional Provisions. References to “Sections” and “Schedules” shall be to Sections, and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Note Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and unless the context requires otherwise, all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2.        NOTES

2.1.         Authorization of Notes.

(A)         The Borrower has authorized the issue and sale of Notes in the aggregate principal amount of $20,000,000.

(B)         Interest on the Notes is payable on the Maturity Date, and shall accrue on the outstanding principal amount of the Notes at an aggregate rate of 12.0% per annum, provided that, after the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate, provided further, that in no event shall the amount paid or agreed to be paid by the Borrower as interest and premium on any Note exceed the highest lawful rate permissible under the law applicable thereto, provided further, that in the event that any interest is not paid on the Maturity Date, then (i) such interest shall be capitalized and added to the principal amount of the Notes on the Maturity Date and (ii) any interest accruing on the principal amount of the Notes thereafter shall, until so paid, continue to be capitalized and added to the principal amount of the Notes on the first Business Day of each week thereafter.

(C)         The obligations of the Borrower under the Note Documents shall be guaranteed by each of the Guarantors.

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2.2.         Sales; Closing.

(A)         The Borrower will issue and sell to each Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower and Guarantors contained herein and in the other Note Documents, each Purchaser, acting severally and not jointly, will purchase from the Borrower, at the Closing, such Notes as are specified on that portion of Schedule I attached hereto as is applicable to such Purchaser. The aggregate purchase price of the Notes shall be $20,000,000. The closing of the sale and purchase of the Notes hereunder (the “Closing”) shall take place at the office of Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110 on the Closing Date. The Closing shall occur not later than 3:00 P.M. Boston, Massachusetts time on the Closing Date. At the Closing, the Borrower will deliver to each Purchaser the Notes specified on Schedule I to be purchased by such Purchaser at the Closing against payment of the purchase price thereof to (or for the benefit of) the Borrower in immediately available funds in accordance with the wire instructions set forth in the disbursement direction letter delivered by the Borrower to Agent on the Closing Date.

(B)         Delivery of the Notes to be purchased by each Purchaser at the Closing shall be made in the form of one or more Notes. If at the Closing, the Borrower shall fail to tender the Notes to be delivered to each Purchaser thereat as provided herein, each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

2.3.         Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a 360-day year. Each determination by the Purchasers of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

2.4.         Prepayments and Repayments.

(A)         Mandatory Prepayments. If the Borrower or any of its Subsidiaries receives any of the Escrow Funds (as defined in the TS Escrow Agreement), the Borrower or such Subsidiary shall promptly (and in any event within one (1) Business Day after receipt thereof) prepay the Obligations in an amount equal to such Escrow Funds so received. All prepayments pursuant to this Section 2.4(A) shall be applied to the Notes on a pro-rata basis.

(B)         Optional Prepayments and Repayments.The Borrower may, at its option, prepay all or any part of the Notes at any time, and from time to time, without penalty or premium.In the case of each optional prepayment, the Borrower shall give at least two (2) days prior written notice thereof to each holder of any Notes. Each such notice shall set forth: (a) the date fixed for prepayment; (b) the aggregate principal amount of Notes to be prepaid on such date; and (c) the aggregate principal amount of Notes held by such holder to be prepaid on such date and the amount of accrued interest to be paid to such holder on such date.All prepayments pursuant to this Section 2.4(B) shall be applied to the Notes on a pro-rata basis.

2.5.         [Reserved.]

2.6.         [Reserved.]

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2.7.         Taxes.

(A)         No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or with the Borrower, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or with the Borrower and all liabilities with respect thereto referred to herein as “Tax Liabilities”; excluding, however, (i) Taxes imposed on or measured by the net income (however denominated), franchise and branch profits Taxes of any Purchaser or Agent by the jurisdiction under the laws of which Agent or such Purchaser is organized or doing business or any political subdivision thereof, (ii) Taxes imposed on or measured by the net income (however denominated), franchise and branch profits Taxes of any Purchaser or Agent by the jurisdiction of such Purchaser’s or Agent’s applicable lending office (or relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower) or any political subdivision, (iii) U.S. federal withholding Taxes that are (or would be) required to be withheld on amounts payable to or for the account of any Purchaser or Agent pursuant to a law in effect on the date on which (A) such Purchaser acquires an interest in the Notes or such Agent becomes Agent or (B) such Purchaser changes its office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Agent or Purchaser’s predecessor immediately before such Purchaser or Agent became a party hereto or to such Agent or Purchaser immediately before it changed its office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower, (iv) Taxes attributable to such recipient’s failure to comply with Section 2.7, (v) U.S. backup withholding Taxes, (vi) Taxes imposed under FATCA on any Purchaser or Agent, (vii) Taxes imposed by a jurisdiction as a result of any connection between the recipient and such jurisdiction other than any connection arising solely from (and that would not have existed but for) executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under or enforcing any Note Document, (viii) Taxes resulting from the gross negligence or willful misconduct of the Purchaser or Agent as determined by a court of competent jurisdiction in a final non-appealable judgment and (ix) penalties, interest and additions to Tax relating to any of the foregoing (all Taxes included in clauses (i) through (ix), the “Excluded Taxes”, and together with the Tax Liabilities, the “Taxes”)) unless the applicable withholding agent is compelled by law to make payment subject to such Tax Liabilities. If any applicable withholding agent shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Purchaser, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Purchaser receives an amount equal to the sum it would have received had no such deductions been made.

(B)         Status of Purchasers. Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this paragraph (B)) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser (it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Purchaser).

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Without limiting the generality of the preceding paragraph, each Purchaser organized under the laws of a jurisdiction outside the United States (a “Foreign Purchaser”) as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed IRS Form W-8BEN, W-8BEN-E or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS or reasonably requested by Agent or Borrower, certifying as to such Foreign Purchaser’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Purchaser under this Agreement, and, in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, a certificate, in a form reasonably acceptable to Borrower and Agent, showing such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “Certificate of Exemption”). Prior to becoming a Purchaser under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Purchaser that becomes a Purchaser under this Agreement shall provide a Certificate of Exemption to Borrower and Agent.

If a Foreign Purchaser is entitled to an exemption with respect to payments to be made to such Foreign Purchaser under this Agreement (or to a reduced rate of withholding) and does not provide the information in the preceding paragraph establishing its entitlement to such exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Note Parties shall withhold taxes from payments to such Foreign Purchaser at the applicable statutory rates and no Note Party shall be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease at such time that such Foreign Purchaser establishes its entitlement to such exemption to Borrower and Agent.

Each Purchaser that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the IRC shall execute and deliver to the relevant Borrower and Agent, on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement, and from time to time thereafter upon the request of Borrower or Agent, two properly completed and duly signed original copies of Form W-9 or any successor form that such Purchaser is entitled to provide at such time, establishing an exemption from United States backup withholding requirements; provided, however, that if a Purchaser is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation). The Borrower shall not be required to pay additional amounts in respect of Taxes to any Purchaser pursuant to this Section 2.7 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Purchaser to comply with this Section 2.7.

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Each Purchaser shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Borrower and Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Note Document to or for a Purchaser are not subject to withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Agent or other applicable withholding agent shall withhold amounts required to be withheld by Applicable Law from such payments at the applicable statutory rate.

Notwithstanding this Section 2.7, a Purchaser shall not be required to deliver any form pursuant to this Section 2.7 that such Purchaser is not legally able to deliver.

(C)         Withholding Taxes under FATCA. If a payment made to a Purchaser under the Note Documents would be subject to withholding tax imposed by FATCA if such Purchaser fails to comply with the applicable requirements of FATCA (including the reporting requirements contained in Section 1471(b) or 1472(b) of the IRC), such Purchaser shall deliver to Borrower and Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (ii) other documentation reasonably requested by Borrower and Agent sufficient for Agent and Borrower to comply with their obligations under FATCA and to determine that such Purchaser has complied with such applicable reporting requirements; provided that if such Purchaser fails to provide any documentation described in clause (i) or (ii) hereof, Borrower or Agent shall be entitled to withhold all amounts required to comply with FATCA, by setoff or otherwise. Each of Agent and Borrower shall provide notice to the other party in the event Agent or Borrower, as applicable, reasonably determines that a Purchaser (and/or any participant of such Purchaser) is not complying with the requirements of FATCA (including the reporting requirements contained in Section 1471(b) or 1472(b) of the IRC, as applicable); provided that failure to provide such notice shall not result in liability to either party. If, at any time, Agent or Borrower reasonably believe that a Purchaser and/or its participant is not complying with the requirements of FATCA (including the reporting requirements contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Agent or Borrower may withhold all amounts required to comply with FATCA, by setoff or otherwise.

(D)         Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (D) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

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(E)         Each party’s obligations under this Section 2.7 shall survive the replacement of a Purchaser and the repayment, satisfaction or discharge of all Obligations.

SECTION 3.        CONDITIONS TO PURCHASE OF NOTES

3.1.        Closing Date. The effectiveness of this Agreement and the obligations of each Purchaser to purchase the Notes on the Closing Date, are subject to satisfaction of all of the terms and conditions set forth below, except to the extent that any of the following items are permitted to be delivered by a date after the Closing Date:

(A)         Note Documents. Agent shall have received, in form and substance reasonably satisfactory to Agent and the Purchasers, this Agreement, the Fee Letter, the Security Documents and certificates evidencing any stock being pledged hereunder, together with undated stock powers executed in blank, and all other Note Documents, each duly executed by the applicable parties thereto.

(B)         Security Interests. Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and the other Secured Parties pursuant to the Security Documents or the other Note Documents have been duly perfected liens on the Collateral to the extent such perfection is required hereunder or under any other Note Document.

(C)         Representations and Warranties. The representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects (or in all respects with respect to any representation or warranty which by its terms is limited as to materiality, in each case, after giving effect to such qualification) on and as of the Closing Date.

(D)         Fees. The Borrower shall have paid all fees due to Agent or any Purchaser and payable on the Closing Date, including, without limitation, all fees payable under the Fee Letter.

(E)         No Default. No event shall have occurred and be continuing or would result from purchasing a Note that would constitute an Event of Default or a Default.

(F)         Performance of Agreements. Each Note Party shall have performed in all material respects all agreements and satisfied all conditions which any Note Document provides shall be performed by it on or before the Closing Date.

(G)         No Prohibition. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Agent or any Purchaser from purchasing any Notes.

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(H)         Payment Direction Letter; Funds Flow Memorandum; Etc. Agent shall have received a letter of direction from the Borrower directing where the proceeds of the Notes are to be made and attaching a funds-flow memorandum setting forth the sources and uses of such proceeds.

(I)          Corporate Documents. Agent and Purchasers shall have customary corporate resolutions, certificates and similar documents as the Agent or any Purchasers shall reasonably require, which shall be, as applicable, certified by the applicable Governmental Authority as of a recent date.

(J)          TS Acquisition Documents. Agent and the Purchasers have received complete copies of all applicable TS Acquisition Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. Each of the foregoing shall be in form and substance reasonably satisfactory to Agent and the Purchasers and none of such documents and agreements shall have been amended or supplemented, nor shall have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to, and approved in writing by, Agent and the Purchasers. Each of the conditions precedent to the execution of the TS Acquisition Documents to be executed on the Closing Date shall have been satisfied to the reasonable satisfaction of Agent and Purchasers, and not waived, except with the consent of Agent and the Purchasers.

(K)         Other Documents. Agent and Purchasers shall have received such other documents as Agent, any Purchaser or their respective counsel may have reasonably requested.

SECTION 4.        REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

To induce Agent and each Purchaser to enter into the Note Documents and to purchase the Notes, each Note Party represents, warrants and covenants to Agent and each Purchaser that:

4.1.        Organization, Powers, Capitalization.

(A)         Organization and Powers. The Borrower and each of its Subsidiaries (i) is an entity duly organized, incorporated or established (as the case may be), validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, incorporation or establishment (as the case may be), (ii) is qualified to do business in all states, provinces and other jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to (x) own and operate its properties, to carry on its business as now conducted and proposed to be conducted and (y) to enter into each Note Document to which it is a party.

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(B)         Capitalization. The authorized capital stock or other Equity Interests of the Borrower and the other Note Parties as of the date hereof is as set forth on Schedule 4.1(B). As of the Closing Date, the jurisdiction of organization, incorporation or establishment (as the case may be), owner of outstanding equity interests and percentage of outstanding equity interests held by owner with respect to the Borrower and its Subsidiaries is as set forth on Schedule 4.1(B) and Schedule 4.1(B) includes all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or any of its Subsidiaries of any shares of capital stock or other Equity Interests of any such entity as of the Closing Date. All issued and outstanding shares of capital stock or other Equity Interests of Borrower and each Subsidiary is duly authorized and validly issued, fully paid, non-assessable (if applicable), free and clear of all Liens other than Permitted Encumbrances, and such Equity Interests were issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities.

4.2.         Authorization of Borrowing, No Conflict.

(A)         Each Note Party has the power and authority to incur the Obligations and to grant security interests in the Collateral.

(B)         On the Closing Date, the execution, delivery and performance of the Note Documents by each Note Party signatory thereto will have been duly authorized by all necessary company and shareholder action.

(C)         The execution, delivery and performance by each Note Party of each Note Document to which it is a party and the consummation of the transactions contemplated by the Note Documents by each Note Party (i) do not contravene any material Applicable Law or the corporate charter or bylaws or other organizational documents of any Note Party, (ii)  will not result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of the Borrower or any of its Subsidiaries, other than liens created by the Note Documents in favor of the Agent, and (iii) do not require any approval of the interest holders of any Note Party or any approval or consent of any Person under any material contractual obligation of any Note Party, other than consents or approvals that have been obtained and that are still in force and effect or that will be obtained after the date hereof to the extent set forth in Schedule 5.8, or the failure of which to obtain would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(D)         The Note Documents are the legally valid and binding obligations of the Note Parties party thereto, each enforceable against the Note Parties party thereto in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.3.         Solvency. After giving effect to the Transactions, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (whether subordinated, contingent or otherwise), (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay their debts and other liabilities (whether subordinated, contingent or otherwise), on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (whether subordinated, contingent or otherwise), as such liabilities become absolute and matured, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

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4.4.         Insurance. The Borrower and each of its Subsidiaries maintains and shall continue to maintain adequate insurance policies and shall provide Agent with evidence of such insurance coverage for liability, property damage, and business interruption with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and on such terms and in such amounts reasonably acceptable to Agent. Each Note Party shall cause Agent at all times to be named as lender loss payee and additional insured, as applicable, on all insurance policies and shall insure that Agent receives notice of cancellation with respect to all such insurance policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Agent and shall collaterally assign to Agent, for itself and on behalf of the other Secured Parties, as security for the payment of the Obligations all business interruption insurance of each Note Party.

4.5.         Compliance with Laws; Government Authorizations; Consents. Neither the Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of (a) any Governmental Authority in all jurisdictions in which the Borrower or any of its Subsidiaries is now doing business, and (b) any Governmental Authority otherwise having jurisdiction over the conduct of the Borrower or any of its Subsidiaries or any of their respective businesses, or the ownership of any of their respective properties, in any case, which violation would subject the Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries and no such violation has been alleged in writing. The Borrower and each of its Subsidiaries will comply with the requirements of all Applicable Laws, ordinances, rules, regulations, orders, policies, guidelines or other requirements of (a) any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which the Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, and (b) any government authority otherwise having jurisdiction over the conduct of the Borrower or any of its Subsidiaries or any of their respective businesses, or the ownership of any of its respective properties, except to the extent the noncompliance with which could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries.

4.6.         Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.7.         Access to Accountants and Management. The Borrower, on behalf of itself and each of its Subsidiaries, authorizes Agent and Purchasers to discuss the financial condition and financial statements of the Borrower and its Subsidiaries with Note Parties’ accountants upon reasonable notice to Note Parties of its intention to do so, and authorizes Note Parties’ accountants to respond to all of Agent’s and any Purchaser’s inquiries; provided however, Agent and/or the Purchasers shall submit such inquiries to Borrower prior to contacting any such representatives, and Borrower shall be present at all times during any such discussions. Agent and each Purchaser may, confer at reasonable times during normal business hours with the Borrower and its Subsidiaries’ senior management and key employees directly regarding the Borrower and its Subsidiaries’ business, operations and financial condition.

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4.8.         Inspection. Each Note Party shall, and the Borrower shall cause each of its Subsidiaries to, permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of any Note Party or any Subsidiary, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and the Note Parties’ accountants, at such reasonable times during normal business hours. If any of the properties, books or records of any Note Party or any Subsidiary are in the possession of a third party, each of the Borrower and such Subsidiary authorizes that third party to permit any Person designated by Agent in writing or any agents thereof to have access to perform inspections or audits and to respond to Agent’s request for information concerning such property, books and records to the same extent as if such information was held by such Note Party or Subsidiary.

4.9.         Control Agreements.

(A)         Within twenty (20) days after the Closing Date, each Note Party shall cause each of its Deposit Accounts (other than Excluded Accounts), lockbox accounts and securities accounts to be subject to a “springing” account control agreement in form and substance reasonably satisfactory to Agent (a “Control Agreement”). No Note Party will open any new Deposit Accounts, lockbox account or securities account (other than “Excluded Accounts”) unless a Control Agreement is entered into concurrently with the opening thereof.

(B)         All account debtors or other payment obligors of such Note Party shall be directed to directly remit all payments on each Note Party’s Accounts directly to a Deposit Account subject to a Control Agreement and each Note Party will immediately deposit in a Deposit Account subject to a Control Agreement all payments received from account debtors or other payments constituting proceeds of Collateral received by such Note Party in the identical form in which such payment was made, whether by cash or check.

(C)         Agent agrees that it shall only be permitted to give instructions or directions under any Control Agreement after the occurrence and during the continuance of an Event of Default. In addition, if the Event of Default giving rise to such instructions is cured or waived, as applicable, and no other Event of Default exists at such time, Agent shall give notice to the applicable bank canceling instructions provided in accordance with this Section 4.9.

(D)         Each Note Party hereby agrees that all payments made to any Deposit Account, securities account or otherwise received by Agent and whether on the Accounts or as proceeds of other Collateral or otherwise, in each case, to the extent constituting Collateral, will be subject to the Lien of Agent, for the benefit of itself and the other Secured Parties. If any Note Party, or any of their respective Affiliates, employees, agents or any other Persons acting for or in concert with such Note Party, shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of any Note Party’s Accounts or other Collateral, such Note Party or such Person shall hold such instrument or funds in trust for Agent, and immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to a Deposit Account subject to a Control Agreement and, if requested by Agent after the occurrence and during the continuance of an Event of Default, to Agent at its address set forth in Section 11.3 below.

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4.10.       Payment of Taxes by Agent. If any of the Collateral includes a charge for any Tax payable to any Governmental Authority, Agent is hereby authorized (but in no event obligated) in its reasonable discretion and upon reasonable prior notice to Borrower (so as to afford the Borrower the opportunity to pay or contest such Tax) to pay the amount thereof to the proper Governmental Authority for the account of any Note Party and to charge the Note Party’s account therefore.

4.11.       Anti-Terrorism Laws; OFAC; FCPA.

(A)         Neither the Borrower nor any of its Subsidiaries is in violation of any Anti-Terrorism Law or engages in any transaction that evades or avoids or attempts to violate any of the Anti-Terrorism Laws.

(B)         Neither the Borrower nor any of its Subsidiaries is any of the following (each a “Blocked Person”): (A) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (B) a Person that is owned or controlled by, or that owns or controls any Person described in (A) above; or (C) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

(C)         Neither the Borrower nor any of its Subsidiaries deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(D)         No part of the proceeds of the Notes will be used, directly or, to the Borrower knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.12.       Security Documents. Except as otherwise contemplated hereby or under any other Note Document, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all right, title and interest of the respective Note Parties in the Collateral described therein.

4.13.       Offer of Notes. Assuming (i) the Notes are issued, sold and delivered under the circumstances contemplated by this Agreement and (ii) the accuracy of the representations and warranties of Purchasers set forth in Section 11.22(A) and their compliance with the agreements set forth herein and therein, it is not necessary in connection with the offer, sale and delivery of the Notes to Purchasers in the manner contemplated by this Agreement to register the Notes under the Securities Act. No Note Party has, directly or indirectly, offered, sold or solicited any offer to buy, and no Note Party will, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act. None of the Note Parties, their respective Affiliates or any Person acting on any of their behalf (other than Purchasers, as to whom the Note Parties make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

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SECTION 5.        REPORTING AND OTHER AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that so long as any of the Obligations remain outstanding (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto), each Note Party shall perform all covenants in this Section 5.

5.1.         Notices and Reports.

(A)         TS Acquisition. Concurrently with delivery of any notices to any other party under the TS Acquisition Agreement, TS Escrow Agreement, or any other TS Acquisition Document, the Note Party shall deliver a copy thereof to the Agent. Promptly upon receipt of any notice from any other party under the TS Acquisition Agreement, TS Escrow Agreement, or any other TS Acquisition Document, the Note Party shall deliver a copy thereof to the Agent.

(B)         Material Occurrences. The Borrower shall promptly notify Agent and Purchasers in writing upon the occurrence of (a) any Event of Default or Default with such notice stating that it is a “Notice of Default”; (b)  each and every default by any Note Party or any Subsidiary which might result in the acceleration of the maturity of any Indebtedness having an outstanding principal amount in excess of $500,000 individually or $1,000,000 in the aggregate, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (c) any other development in the business or affairs of any Note Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Note Party or such Subsidiary propose to take with respect thereto.

(C)         Litigation. The Borrower shall promptly notify Agent and the Purchasers in writing of any litigation, suit or administrative proceeding affecting the Borrower or any of its Subsidiaries, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, (i) in which the amount of damages claimed is in excess of $500,000 individually or $1,000,000 in the aggregate, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Note Document.

(D)         Default Notices. The Borrower shall promptly notify Agent and the Purchasers in writing of any “default” or “event of default” under any of the documents governing the Sallyport Indebtedness or any Subordinated Indebtedness.

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(E)         Other Reports. The Borrower shall furnish Agent and the Purchasers as soon as available, but in any event within five (5) days after the issuance thereof, with (copies of all material notices sent to or from the holders of the Sallyport Indebtedness, the Subordinated Debentures or any other holders of Indebtedness.

(F)         Additional Information. The Borrower shall furnish Agent and Purchases with such additional information as Agent or any Purchaser shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by the Borrower and its Subsidiaries.

(G)         SEC Filings. Promptly upon transmission thereof, the Borrower shall furnish to Agent copies of all registration statements (without exhibits) and all reports, if any, which it files with the SEC (or any Governmental Authority or agency succeeding to the functions of the SEC).

5.2.         Beneficial Ownership. At any time or from time to time upon the request of Agent, each Note Party will, at its expense, promptly provide Purchasers with any information and documentation reasonably requested for purposes of compliance with the Beneficial Ownership Regulation or other applicable anti-money laundering laws under 31 U.S.C. 5318(h) and its implementing regulations.

5.3.         [Reserved.]

5.4.         Use of Proceeds and Margin Security. The Borrower will only use the proceeds of the Notes as follows: (i) $16,500,000 of such proceeds will be deposited with Citibank, N.A. pursuant to the TS Escrow Agreement to be used as the consideration for the TS Acquisition, (ii) $1,135,000 of such proceeds will be used to pay fees and expenses associated with the Transactions, (iii) $400,000 of such proceeds will be reserved by the Borrower to pay the interest which will become due and payable hereunder (such reserved amount to be held in a Deposit Account of the Borrower which, within twenty (20) days after the Closing Date, is subject to a Control Agreement), and (iv) the remainder will be used for general corporate purposes of the Borrower. The Borrower shall use the proceeds of all Notes for proper business purposes consistent with all Applicable Laws, statutes, rules and regulations. No portion of the proceeds of any Note shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

5.5.         Maintenance of Properties and Existence. The Note Parties shall, and shall cause their respective Subsidiaries to, maintain and preserve all of their respective material properties (including as relates to Intellectual Property) which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted and make or cause to be made all appropriate repairs, renewals and replacements thereof, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder, in each case. Each Note Party will and shall cause each of its Subsidiaries to (i) maintain and preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, and (ii) maintain rights, privileges, permits, licenses, authorizations and approvals, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by such Note Party or in which the transaction of its business makes such qualification necessary, in each case under this clause (ii), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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5.6.         Additional Guarantors; Collateral; Further Assurances.

(A)         The Borrower shall promptly notify the Agent when, and provide evidence satisfactory to the Agent that, the conditions to the consummation of the TS Acquisition (including the requisite stockholder consent) have been satisfied. Substantially concurrently with the consummation of the TS Acquisition, the Borrower shall cause TheStreet (as the surviving entity in such merger) to become a Guarantor hereunder and cause TheStreet to execute and deliver (x) a joinder agreement in form and substance satisfactory to Agent, (y) each document that would have been required by Section 3.1 to be delivered to Agent with respect to such Subsidiary had such Subsidiary been a Guarantor on the Closing Date, and (z) such other documents as Agent may reasonably request, all such documents to be in form and substance reasonably satisfactory to Agent and the Requisite Purchasers.

(B)         Without limiting the foregoing clause (A), it is the intent of the parties that any other Subsidiary that is established, created or acquired by the Borrower or any other Note Party after the Closing Date become a Guarantor hereunder. Note Parties shall cause any such Subsidiary to become a Guarantor hereunder concurrently with the creation or acquisition thereof and shall cause such Subsidiary to execute and deliver (x) a joinder agreement in form and substance satisfactory to Agent, (y) each document that would have been required by Section 3.1 to be delivered to Agent with respect to such Subsidiary had such wholly-owned Subsidiary been a Guarantor on the Closing Date, and (z) such other documents as Agent may reasonably request, including opinions of counsel, all such documents to be in form and substance reasonably satisfactory to Agent and the Requisite Purchasers.

(C)         The Note Parties acknowledge that it is their intention to provide Agent with a Lien on all of the Collateral, subject only to Liens permitted hereunder. The Note Parties shall from time to time promptly notify Agent of the acquisition by any Note Party of any material property constituting Collateral in which Agent does not then hold a perfected Lien, or the creation or existence of any such property constituting Collateral, and such Person shall, upon request by Agent, promptly, and in any event within 5 days of such request, execute and deliver to Agent or cause to be executed and delivered to Agent pledge agreements, security agreements, or other like agreements with respect to such property, together with such other documents, certificates, opinions of counsel and the like as Agent shall reasonably request in connection therewith, in form and substance reasonably satisfactory to Agent, such that Agent shall receive valid and perfected Liens with respect to Collateral on all such property constituting Collateral.

(D)         Without limiting the foregoing, the Note Parties shall (and, subject to the extent applicable hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Agent or Requisite Purchasers may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement or any other Note Document.

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5.7.         Investment Banker. The Borrower agrees that the Borrower shall retain B. Riley as the Borrower’s exclusive investment banker in connection with any effort by the Borrower to issue Equity Interests or borrow money or to enter into any merger, sale or acquisition transaction so long as such engagement is on commercial terms substantially consistent with those in the investment banking industry required by firms of similar scope of operations in the United States.

5.8.         Post-Closing Obligations. The Borrower shall deliver, or cause to be delivered, the agreements, instruments and other documents set forth on Schedule 5.8 within the applicable time periods specified therein or in each case, such later date as may be agreed by the Agent in its sole discretion.

SECTION 6.         [RESERVED]

SECTION 7.         NEGATIVE COVENANTS

Each Note Party covenants and agrees that so long as any of the Obligations remain outstanding (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto), such Note Party shall not, and will not permit any of its Subsidiaries to, violate any of the covenants set forth in this Section 7.

7.1.         Indebtedness and Liabilities. No Note Party will, or will permit any Subsidiary to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

(A)         the Obligations;

(B)         Indebtedness existing on the Closing Date and identified on Schedule 7.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof, taken as a whole, are not less favorable to the obligor thereon than the Indebtedness being refinanced or extended, and the weighted average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (x) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, or (y) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (plus an amount equal to any unpaid accrued interest and premiums thereunder and other fees and expenses incurred in connection with such refinancing or extension);

(C)         Indebtedness in the form of guarantees permitted by Section 7.2;

(D)         Indebtedness consisting of customer deposits received by a Note Party or any Subsidiary in the ordinary course of business;

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(E)          Indebtedness consisting of intercompany loans permitted by Section 7.4;

(F)          Indebtedness of the Borrower arising under the Sallyport Indebtedness Documents in an aggregate principal amount not to exceed $3,500,000;

(G)         Indebtedness of the Borrower arising under the Subordinated Debentures in an aggregate principal amount of $15,205,528, less any principal payments of such Indebtedness made on or after the date hereof;

(H)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days after its incurrence.

7.2.         Guarantees. Neither any Note Party nor any of its Subsidiaries will guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except:

(A)         as provided under the Note Documents;

(B)         for endorsements of instruments or items of payment for collection in the ordinary course of business;

(C)         guarantees by Note Parties of the obligations of other Note Parties;

(D)         guarantees existing as of the Closing Date and listed in Schedule 7.2(D), including extension and renewals thereof which do not increase the amount of such guarantees as of the date of such extension or renewal (plus an amount equal to any unpaid accrued interest and premiums thereunder and other fees and expenses incurred in connection with such refinancing or extension);

(E)         guarantees incurred in the ordinary course of business with respect to leases and other obligations not constituting Indebtedness; and

(F)         guarantees arising with respect to customary indemnification obligations in favor of (i) sellers in connection with acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted hereunder.

7.3.         Transfers, Liens and Related Matters.

(A)         Transfers. No Note Party will, or will permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of any Note Party or any of its Subsidiaries, except:

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(1)          dispositions of Inventory in the ordinary course of business;

(2)          dispositions of cash in the ordinary course of business;

(3)          dispositions of (i) obsolete or worn out property and assets in the ordinary course of business, or (ii) property or assets no longer used or useful in the conduct of the business of the Borrower or its Subsidiaries;

(4)          licenses, sublicenses, leases or subleases (excluding Intellectual Property license) granted to third parties in the ordinary course of business and not materially interfering with the business of the Borrower and any of its Subsidiaries;

(5)          licensing or sublicensing on a non-exclusive basis of Intellectual Property in the ordinary course of business; and

(6)          dispositions from any Note Party to any other Note Party;

provided however, no dispositions of Intellectual Property made to any Person (other than a Note Party) shall constitute a disposition permitted hereunder unless such disposition is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Note Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 7.5(c) of the Security Agreement (or otherwise reasonably satisfactory to the Agent and the Requisite Purchasers).

(B)         Liens. Except for Permitted Encumbrances, no Note Party will, or will permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any other assets or any proceeds, income or profits therefrom.

(C)         No Negative Pledges. No Note Party will, or will permit any of its Subsidiaries to enter into or assume any agreement (other than (i) the Note Documents, (ii) the Sallyport Indebtedness Documents, (iii) the Subordinated Debentures, and (iv) any instrument or other document evidencing a Permitted Encumbrance (or the Indebtedness secured thereby) restricting on customary terms the transfer of any property or assets subject to such Permitted Encumbrance) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(D)         No Restrictions on Subsidiary Distributions to Note Parties. No Note Party will, or will permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to directly or indirectly: (i) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by a Note Party; (ii) pay any indebtedness owed to a Note Party; (iii) make loans or advances to a Note Party; or (iv) transfer any of its property or assets to a Note Party; provided that the foregoing shall not apply to:

(1)          restrictions and conditions imposed by Applicable Law;

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(2)          restrictions and conditions under the Note Documents;

(3)          restrictions and conditions existing on the Closing Date and listed on Schedule 7.3(D) and any extensions, renewals, refinancings, replacements, refundings, or modifications thereon (so long as any such extensions, renewals, refinancings, replacements, refundings, or modifications do not make any restriction or condition less favorable to the Borrower or any of its Subsidiaries in any material respect);

(4)          restrictions and conditions imposed by organizational documents as of the Closing Date;

(5)          customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale and pertaining only to such Subsidiary; provided that such sale is permitted hereunder;

(6)          customary restrictions and conditions contained in agreements relating to a disposition of assets permitted by this agreement;

(7)          restrictions and conditions that were binding on a Subsidiary or assets at the time such Subsidiary or assets were acquired, so long as such restrictions and conditions were not entered into in contemplation of this provision;

(8)          customary restrictions or conditions imposed by an agreement governing Indebtedness permitted hereunder; and

(9)          customary provisions in leases, licenses and other agreements restricting subletting, sublicensing or assignments, including the granting of a Lien.

7.4.         Investments and Loans. No Note Party will, or will permit any of its Subsidiaries to, make or permit to exist investments in or loans to any other Person, except:

(A)         loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $50,000 at any time;

(B)         loans and investments by a Note Party to or in another Note Party;

(C)         loans and investments by Subsidiaries that are not Note Parties to or in other Subsidiaries that are not Note Parties;

(D)         Restricted Junior Payments permitted under Section 7.5 that constitute investments;

(E)         loans and investments existing on the Closing Date and set forth on Schedule 7.4(E);

(F)         the TS Acquisition;

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(G)         the creation of wholly-owned Subsidiaries, subject to compliance with the terms of Sections 5.6; and

(H)         other investments in an outstanding amount not to exceed $100,000 in the aggregate at any time.

provided however, with respect to any investment consisting of Intellectual Property, such investment of Intellectual Property in any Person (other than a Note Party) shall not constitute an investment permitted hereunder unless such investment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Note Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 7.5(c) of the Security Agreement (or otherwise reasonably satisfactory to the Agent and the Requisite Purchasers).

7.5.         Restricted Junior Payments. No Note Party will directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

(A)         Note Parties and their Subsidiaries may make distributions to Note Parties;

(B)         The Borrower may, and the other Note Parties and their Subsidiaries may make distributions to the Borrower to allow the Borrower to, repurchase its (or its direct or indirect parent) Equity Interests from directors, executive officers, members of management or employees of the Borrower and its Subsidiaries upon the death, disability, retirement or termination of such directors, executive officers, members of management or employees, so long as no Default or Event of Default is then existing or would be created thereby and the aggregate amount of cash expended by the Borrower does not exceed $10,000 in the aggregate after the Closing Date;

(C)         Note Parties and their Subsidiaries may make payments of interest and principal with respect to intercompany indebtedness incurred from a Note Party;

(D)         Subsidiaries that are not Note Parties may make payments of interest and principal with respect to intercompany indebtedness incurred from another Subsidiary that is not a Note Party;

(E)          Note Parties and their Subsidiaries may make payments permitted by Section 7.8(B); and

(F)          Note Parties may make payments of principal, interest and other amounts with respect to Subordinated Indebtedness to the extent expressly permitted under the terms of the applicable Subordination Agreement.

7.6.         Restriction on Fundamental Changes. No Note Party will, or will permit any of its Subsidiaries to:

(A)         enter into any transaction of merger or consolidation;

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(B)         liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); and

(C)         except as permitted by Section 7.3, convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the Equity Interests of any of its Subsidiaries, whether now owned or hereafter acquired, provided, however, with respect to each of the foregoing clauses (A), (B) and (C):

(x)          (i) Note Parties may merge with and into each other and/or into the Borrower, so long as, in the case of a merger with the Borrower, Borrower is the surviving entity, or (ii) Note Parties (other than the Borrower) may convey all or substantially all of their assets to each other or to the Borrower, or (iii) Note Parties (other than the Borrower) may liquidate, wind-up or dissolve, so long as any assets of such Note Party are transferred to another Note Party; and

(y)        TST AcquisitionCo may merge with TheStreet in connection with the TS Acquisition, subject to compliance with Section 5.6(A).

7.7.         Division. Notwithstanding anything herein or any other Note Document to the contrary, no Note Party that is a limited liability company may divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Agent.

7.8.         Transactions with Affiliates. Except as expressly permitted by Section 7.5, no Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower; provided, however, that the Note Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to such Note Party or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided further that the foregoing restrictions shall not apply to:

(A)         any transaction among any two or more Note Parties;

(B)         reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Note Parties and their Subsidiaries that are not employees of any of the Note Parties or their Subsidiaries; and

(C)         transactions described in Schedule 7.8.

7.9.         Conduct of Business. From and after the Closing Date, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type engaged in by the Borrower and its Subsidiaries on the Closing Date and the TheStreet on the Closing Date, and, in either case, other businesses reasonably related thereto.

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7.10.       Tax Consolidations. No Note Party will file or consent to the filing of any consolidated income tax return with any Person other than the Borrower, the Note Parties and their Subsidiaries unless required by Applicable Law.

7.11.       TS Acquisition Documents. No Note Party will amend, modify or change the terms of any TS Acquisition Document without the prior written consent of the Agent. No Note Party will deliver any Joint Release Instruction under (and as defined in) the TS Escrow Agreement without the prior written consent of the Agent; provided however, in the event that such Joint Release Instructions are being delivered to release the escrowed funds solely to pay the consideration under the TS Acquisition Agreement after the occurrence of the Effective Time pursuant to (and as defined in) the TS Acquisition Agreement, (i) the prior written consent of the Agent shall not be required to deliver such Joint Release Escrow Instructions and (ii) the Borrower shall promptly deliver a copy of such Joint Release Escrow Instructions to the Agent.

7.12.       Changes to Indebtedness Documents. No Note Party will amend, modify or change the terms of any Subordinated Indebtedness Document or the Sallyport Indebtedness Documents without the prior written consent of the Agent.

7.13.       Sales and Lease-Backs. No Note Party shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party (other than the Borrower or any of its Subsidiaries) in connection with such lease.

7.14.       Anti-Terrorism Laws. No Note Party shall, nor shall any Note Party permit any Subsidiary or any Person that, directly or indirectly, is in control of a Note Party to:

(A)         conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;

(B)         deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224;

(C)         engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act, or any other Anti-Terrorism Law; or

(D)         become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or the European Union including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

7.15.       Trading with the Enemy Act. No Note Party shall, nor shall any Note Party permit any Subsidiary or any Person that, directly or indirectly, is in control of a Note Party to engage in any business or activity in violation of the Trading with the Enemy Act.

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SECTION 8.         DEFAULT, RIGHTS AND REMEDIES

8.1.         Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A)         Payment. Failure to pay any amount of principal, interest, fees, or any other amount payable hereunder or pursuant to any other Note Document after the same shall become due; or

(B)         Breach of Warranty. Any representation, warranty, certification or other statement made by any Note Party in any Note Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Note Document is false in any material respect on the date made (without duplication of other materiality qualifiers contained therein); or

(C)         Breach of Certain Provisions. Failure of any Note Party to perform or comply with any term or condition contained in Section 5.1, Section 5.4, Section 5.5 (with respect to each Note Party’s corporate existence only), Section 5.6, Section 5.7, Section 5.8, or Section 7; or

(D)         Other Defaults Under Note Documents. The Borrower or any of its Subsidiaries defaults in the performance of or compliance with any term contained in this Agreement other than those otherwise set forth in this Section 8.1, or defaults in the performance of or compliance with any term contained in any other Note Document and such default, in any such case, is not remedied within ten (10) days; or

(E)         Default in Other Agreements. (1) Failure of any Note Party to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) any principal or interest on any Indebtedness (other than the Obligations) having a principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $500,000 individually or $1,000,000 in the aggregate for all such Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, or (2) any breach or default with respect to any Indebtedness of any Note Party (other than the Obligations) having a principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $500,000 individually or $1,000,000 in the aggregate for all such Indebtedness and such failure continues beyond any applicable grace period, if such failure to breach or default entitles the holder to cause such Indebtedness to become or be declared due prior to its stated maturity (without regard to any subordination terms with respect thereto); or

(F)         Change in Control. A Change In Control occurs; or

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(G)         Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any Note Party in an involuntary case under any applicable bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial or state law; or (2) the continuance of any of the following events for thirty (30) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Note Party, under any applicable bankruptcy, insolvency winding-up, or other similar law now or hereafter in effect; or (b) a receiver, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Note Party, or over all or a substantial part of their respective property, is appointed; or

(H)         Voluntary Bankruptcy; Appointment of Receiver, etc. (1) Any Note Party commences a voluntary case under any applicable bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Note Party makes any assignment for the benefit of creditors; or (3) any Note Party voluntarily ceases to conduct its business in the ordinary course; or (4) the board of directors (or similar governing body) of any Note Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.1(H); or

(I)           ERISA. A Termination Event shall have occurred that has resulted in liability to the Borrower and its Subsidiaries in an aggregate amount in excess of $500,000 individually or $1,000,000 in the aggregate with respect to all Termination Events and such liability remains unpaid for a period of two (2) Business Days; provided, that, no Lien is imposed on the Borrower, any of its Subsidiaries or their respective assets with respect to such liability; or

(J)           Judgment, Attachments and Litigation. Any (i) money judgment, writ or warrant of attachment, or similar process involving an amount in any individual case in excess of $500,000 individually or $1,000,000 in the aggregate for all judgments (in any case not adequately covered by insurance that has not been denied as to which the insurance company has acknowledged coverage) is entered or filed against any Note Party or any of its respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or (ii) non-monetary judgment which could reasonably be expected to have a Material Adverse Effect is entered or filed against any Note Party or any of its respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(K)         Invalidity of Subordination Provisions. The subordination and/or intercreditor provisions (if any) of any agreement or instrument governing the Subordinated Indebtedness or the Sallyport Indebtedness (if any) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Note Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination and/or intercreditor provisions; or

(L)         Solvency. Any Note Party admits in writing its present or prospective inability to pay its debts as they become due; or

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(M)        Injunction. Any Note Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for thirty (30) days or more and such order could reasonably be expected to have a Material Adverse Effect; or

(N)         Invalidity of Note Documents. Any material provision of any of the Note Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Note Party denies that it has any further liability under any Note Documents to which it is party, or gives notice to such effect; or

(O)         Failure of Security. Agent, on behalf of itself and the other Secured Parties, does not have or ceases to have a valid, perfected security interest in any material portion of the Collateral (after giving effect to any releases permitted hereunder), in each case, for any reason other than (x) the failure of Agent or any other Secured Party to take any action within its control, or (y) as expressly contemplated by the Note Documents; or

(P)         Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(Q)         Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Note Party or any of their respective Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(R)         Material Adverse Effect. A Material Adverse Effect shall occur; or

(S)         Forfeiture. There is filed against any Note Party or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal, state or foreign racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral.

8.2.         Acceleration. Upon the occurrence of any Event of Default described in the foregoing Sections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Purchasers shall, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable.

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8.3.         Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and the other Secured Parties at law or in equity, Agent may, and shall upon the request of Requisite Purchasers, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and other Applicable Law and may also (a) require Note Parties to, and each Note Party hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in any Deposit Account subject to a Control Agreement and apply such monies in payment of the Obligations in the manner provided in Section 8.6; and (c) without notice or demand or legal process, enter upon any premises of any Note Party and take possession of the Collateral. Each Note Party agrees that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification. At any disposition of the Collateral (whether public or private), if permitted by law, Agent (at the direction of the Requisite Purchasers) may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness, credit bid or set-off) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of the Secured Parties. Agent shall not be obligated to make any disposition of Collateral regardless of notice of disposition having been given. Each Note Party shall remain liable for any deficiency. Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned. Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral. To the extent permitted by law, each Note Party hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted. Agent shall not be required to proceed against any Collateral and may proceed against one or more Note Parties directly.

8.4.         Appointment of Attorney-in-Fact. Each Note Party hereby constitutes and appoints Agent as such Note Party’s attorney-in-fact with full authority in the place and stead of such Note Party and in the name of such Note Party, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of any Note Party with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and the other Secured Parties with respect to any of the Collateral; (d) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its sole discretion, and such payments made by Agent to become Obligations, due and payable immediately without demand; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents relating to the Collateral; and (f) generally to take any act required of any Note Party under Section 4 or Section 5 of this Agreement or any Security Document, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Note Parties’ expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral. Each Note Party hereby ratifies and approves all acts of Agent made or taken pursuant to this Section 8.4. The appointment of Agent as each Note Party’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto).

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8.5.         Limitation on Duty of Agent and Purchasers with Respect to Collateral. Beyond the safe custody thereof, Agent and each other Secured Party shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Note Parties or selected by Agent in good faith.

8.6.         Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Note Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Note Party, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, but in all events subject to Section 8.6(b), and (b) after the occurrence and during the continuance of an Event of Default, Agent may, and upon the direction of the Requisite Purchasers shall, apply all proceeds of the Collateral, and in any event Agent shall apply any proceeds of Collateral with respect to any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise in accordance with the terms of the Note Documents by Agent of its rights or remedies during an Event of Default or received in connection with an insolvency proceeding with respect to any Note Party, subject to the provisions of this Agreement, as follows: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due and payable to the Purchasers until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Obligations until paid in full; (iv) fourth, ratably to pay principal of the Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations in accordance with this Agreement) until paid in full; (v) fifth, to the ratable payment of all other Obligations then due and payable; and (v) last, any balance remaining shall be delivered to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. All amounts allocated pursuant to the foregoing clauses (ii) through (v) to the Purchasers shall be allocated among and distributed to the Purchasers pro rata based on each Purchaser’s share of the Obligations.

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8.7.         Waivers; Non-Exclusive Remedies. No failure on the part of Agent or any other Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Note Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any other Secured Party of any right under this Agreement or any other Note Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Note Documents are cumulative and shall in no way limit any other remedies provided by law.

SECTION 9.        AGENT

9.1.         Agent.

(A)         Appointment. Each Purchaser hereto and, upon obtaining an interest in any Note, any participant, transferee or other assignee of any Purchaser irrevocably appoints, designates and authorizes BRF Finance Co., LLC as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Note Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken. The provisions of this Section 9.1 are solely for the benefit of Agent and Purchasers and neither the Borrower nor any other Note Party shall have any rights as a third party beneficiary of any of the provisions hereof (other than as set forth in Sections 9.1(G), (H) and (K)). In performing its functions and duties under this Agreement and the other Note Documents, Agent shall act solely as agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Note Party. Agent may perform any of its duties hereunder, or under the Note Documents, by or through its agents or employees.

(B)         Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Note Documents. Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Purchaser, the Borrower or any other Note Party. Each Purchaser shall make its own appraisal of the credit worthiness of each Note Party, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Note Parties, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter.

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(C)         Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Purchaser for any action taken or omitted by them hereunder or under any of the Note Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Purchaser to whom payment was due but not made, shall be to recover from other Purchasers any payment in excess of the amount to which they are determined to be entitled (and such other Purchasers hereby agree to return to such Purchaser any such erroneous payments received by them). Neither Agent nor any of its agents or representatives shall be responsible to any Purchaser for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the other Note Documents or the transactions contemplated thereby, or for the financial condition of any Note Party. Agent shall not be responsible for or be required to make any inquiry concerning (i) the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Note Documents, (ii) the financial condition of any Note Party, (iii) the contents of any certificate, report or other document delivered hereunder or any other Note Document or in connection herewith or therewith, or (iv) the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Note Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Note Documents until it shall have received such instructions from Requisite Purchasers or all or such other portion of the Purchasers as shall be prescribed by this Agreement. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Note Documents in accordance with the instructions of Requisite Purchasers in the absence of an express requirement for a greater percentage of Purchaser approval hereunder for such action.

(D)         Reliance. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Note Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing or fax) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person. With respect to all matters pertaining to this Agreement or any of the other Note Documents and its duties hereunder or thereunder, Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

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(E)         Indemnification. Purchasers will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Note Documents or any action taken or omitted by Agent under this Agreement or any of the other Note Documents, in proportion to each Purchaser’s pro rata share of the Obligations, but only to the extent that any of the foregoing is not promptly reimbursed by Note Parties; provided, however, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by Purchasers or Requisite Purchasers, until such additional indemnity is furnished. The obligations of Purchasers under this Section 9.1(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F)         B. Riley Individually. With respect to the Notes purchased by it as a Purchaser, B. Riley shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Purchaser. The terms “Purchasers” or “Requisite Purchasers” or any similar terms shall, unless the context clearly otherwise indicates, include B. Riley in its individual capacity as a Purchaser or one of the Requisite Purchasers. B. Riley, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Note Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Purchasers. B. Riley, either directly or through strategic affiliations, may accept fees and other consideration from any Note Party for services in connection with this Agreement or otherwise without having to account for the same to Purchasers.

(G)         Successor Agent.

(1)         Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least five (5) Business Days’ prior written notice to Borrower and the Purchasers. Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.

(2)         Appointment of Successor. Upon any such notice of resignation pursuant to Section 9.1(G)(1) above, Requisite Purchasers shall appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, may then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Purchasers appoint a successor Agent as provided above.

(3)         Successor Agent. Upon the acceptance of any appointment as Agent under the Note Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Note Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 9, Section 11.1 and Section 11.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

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(H)         Collateral and Guaranty Matters.

(1)         Release of Collateral. Purchasers hereby irrevocably authorize and direct Agent to release (or, in the case of sub-clause (c) below, release or subordinate) any Lien granted to or held by Agent upon any Collateral (a) upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto) or (b) constituting property being sold or disposed of, if the applicable Note Party certifies to Agent that the sale, disposition or lien is made or granted in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (c) of any Subsidiary Guarantor being released pursuant to Section 9.1(H)(2).

(2)         Release of Guaranty. Purchasers hereby irrevocably authorize and direct Agent to release any Subsidiary Guarantor from its obligations under its Guaranty and under the other Note Documents to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(3)         Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Purchasers (as set forth in Sections 9.1(H)(1) and 9.1(H)(2) above), each Purchaser agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any (i) Collateral conferred upon Agent under Section 9.1(H)(1) and (ii) to release any Subsidiary Guarantor under Section 9.1(H)(2). To the extent any Note Party requests that Agent release (or subordinate) any Lien granted to or held by Agent as authorized under Section 9.1(H)(1) or release any Subsidiary Guarantor under Section 9.1(H)(2), (a) Agent shall, and is hereby irrevocably authorized by Purchasers to, execute such documents as may be necessary to evidence (I) the release of the Liens granted to Agent, for the benefit of Agent and Purchasers, upon such Collateral and (II) the release of such Subsidiary Guarantor; provided, however, that Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create upon Agent any obligation or entail any consequence other than the release of such Liens or the release of such Subsidiary Guarantor without recourse or warranty, and (b) Note Parties shall provide at least ten (10) Business Days (or such shorter period as agreed to by Agent in its reasonable discretion) prior written notice of any request for any document evidencing such release (or subordination) of the Liens or such release of the Subsidiary Guarantor and Note Parties agree that any such release (or subordination) shall not in any manner discharge, affect or impair the Obligations or any Liens or any Liens granted to Agent on behalf of Agent and Purchasers upon (or obligations of any Note Party, in respect of) all interests retained by any Note Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Note Documents.

(4)         Absence of Duty. Agent shall have no obligation whatsoever to any Purchaser or any other Person to assure that the property covered by this Agreement or the Note Documents exists or is owned by any Note Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Purchasers herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Note Documents.

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(I)         Agency for Perfection. Agent and each Purchaser hereby appoint each other Purchaser as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Purchaser (other than Agent) obtain possession of any such assets, such Purchaser shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions. Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of Agent and the Purchasers (including any claim for the reasonable compensation, expenses, disbursements and advances of Agent and the Purchasers, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to any Note Party and/or its Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to any Note Party and/or its Subsidiaries is hereby authorized by each Purchaser to make payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Purchasers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent, its agents, financial advisors and counsel, and any other amounts due Agent. Nothing contained in this Agreement or the other Note Documents shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Notes, or the rights of any holder thereof, or to authorize Agent to vote in respect of the claim of any Purchaser in any such proceeding, except as specifically permitted herein.

(J)         Exercise of Remedies. Each Purchaser agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Note Document or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent. Without limiting the generality of the foregoing, neither Agent nor Purchasers may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Requisite Purchasers.

9.2.         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Purchasers, unless Agent shall have received written notice from a Purchaser or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Purchaser of its receipt of any such notice.

9.3.         Action by Agent. Agent shall take such action with respect to any Default or Event of Default as may be requested by Requisite Purchasers in accordance with Section 8. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of Purchasers.

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9.4.         Amendments, Waivers and Consents.

(A)         Percentage of Purchasers Required. Except as otherwise provided herein or in any of the other Note Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, or consent to any departure by any Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Purchasers (or, Agent, if expressly set forth herein or in any of the other Note Documents) and the applicable Note Party; provided however, no amendment, modification, termination, waiver or consent shall:

(1)          subject any Purchaser to any additional obligation or reduce the principal of or the rate of interest on any Note (other than as a result of any waiver of the applicability of any post-default increase) or reduce the fees payable with respect to any Note or postpone or extend any scheduled date fixed for any payment of principal of, or interest, fees, or premium on, the Notes payable to any Purchaser, in each case, without the consent of each Purchaser directly and adversely affected thereby;

(2)          amend the definition of Requisite Purchasers without the consent of each Purchaser directly and adversely affected thereby;

(3)          amend, modify or waive any provision of this Section 9.4 without the consent of each Purchaser directly and adversely affected thereby;

(4)          release all or substantially all of the Collateral or all or substantially all of the value of the Guaranties (except as expressly provided in the Note Documents), without the consent of each Purchaser;

(5)          consent to the assignment, delegation or other transfer by any Note Party of any of its rights and obligations under any Note Document, without the consent of each Purchaser;

(6)          without the consent of Agent, amend, modify or waive any provision of this Agreement or any other Note Document as same applies to Agent or as same relates to the rights or obligations of such Agent;

(7)          amend, modify or waive any provision hereof in any manner that would alter the order of treatment or the pro rata sharing of payments required thereby without the consent of each Purchaser directly and adversely affected thereby; or

(8)          subordinate (x) all or substantially all of the Liens granted pursuant to the Note Documents or (y) the Obligations, in each case other than as otherwise expressly permitted hereunder.

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Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9 shall be binding upon each Purchaser or future Purchaser and, if signed by a Note Party, on such Note Party.

(B)         Specific Purpose or Intent. Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination, waiver or consent shall be required for Agent to take additional Collateral.

Notwithstanding anything in this Section 9.4, Agent and the Borrower, without the consent of either Requisite Purchasers or all Purchasers, may execute amendments to this Agreement and the other Note Documents, to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Note Parties.

9.5.         Set-Off and Sharing of Payments.

(A)         In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Purchaser is hereby authorized by each Note Party at any time or from time to time, without notice or demand (each of which is hereby waived by each Note Party) to set-off and to appropriate and to apply any and all (a) balances held by such Purchaser at any of its offices for the account of Note Parties (regardless of whether such balances are then due to Note Parties), and (b) other property at any time held or owing by such Purchaser to or for the credit or for the account of Note Parties, against and on account of any of the Obligations; except that no Purchaser shall exercise any such right without the prior written consent of Agent.

(B)         If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes or other obligations hereunder resulting in such Purchaser receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Purchaser receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Notes and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them; provided that:

(1)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Purchaser as consideration for the assignment of any of its Notes to any assignee, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

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(C)         Each Note Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against each Note Party rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of each Note Party in the amount of such participation.

9.6.         Intercreditor and Subordination Agreements. Each Purchaser and each other holder of Obligations irrevocably (a) authorizes and directs the Agent to execute and deliver the Sallyport Intercreditor Agreement and each Subordination Agreement on behalf of such Purchaser or such holder and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such agreements, in each case without any further consent, authorization or other action by such Purchaser or holder, (b) agrees that, upon the execution and delivery thereof, such Purchaser and holder will be bound by the provisions of the Sallyport Intercreditor Agreement and each Subordination Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) agrees that no such Purchaser or holder shall have any right of action whatsoever against the Agent as a result of any action taken by Agent pursuant to this Section or in accordance with the terms of the Sallyport Intercreditor Agreement and each Subordination Agreement.

SECTION 10.      GUARANTY.

10.1.       Unconditional Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by any Note Party to Agent or the other Secured Parties under any Note Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Note Party. Each payment made by any Guarantor pursuant to the guaranty contained in this Section 10 (the “Guaranty”) shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future Charges and any conditions or restrictions resulting in Charges unless Guarantor is compelled by law to make payment subject to such Charges.

10.2.       Charges. All Charges in respect of the Guaranty or any amounts payable or paid under the Guaranty shall be paid by Guarantors when due and in any event prior to the date on which penalties attach thereto. Each Guarantor will indemnify Agent and each of the other Secured Parties against and in respect of all such Charges. Without limiting the generality of the foregoing, if any Charges or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Guarantor hereunder, such Guarantor shall pay such additional amounts as may be necessary to ensure that Agent and each of the other Secured Parties receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this Section 10.2) not been made subject to such Charges.

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10.3.       Waivers of Notice, Demand, etc. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent or any other Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Note Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Note Party or any notice, demand or defense by reason of cessation from any cause of Obligations (other than payment and performance in full in cash of the Obligations by the Note Parties) and any defense that any other guarantee or security was or was to be obtained by Agent.

10.4.       No Invalidity, Irregularity, etc. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Note Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

10.5.       Independent Liability. The Guaranty is one of payment and performance, not collection, and the obligations of each Guarantor under this Guaranty are independent of the Obligations of the other Note Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 10, irrespective of whether any action is brought against any other Note Party or other Persons or whether any other Note Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any other Secured Party to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Agent or any other Secured Party in favor of any Note Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such waiver in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Note Party under any document evidencing or securing indebtedness of any Note Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Note Party.

10.6.       Liability Absolute. The liability of each Guarantor under the Guaranty shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

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(i)           any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Note Document, including any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(ii)          any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii)         the failure of Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Note Party or any other Person under the provisions of this Agreement or any Note Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv)         any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Note Party to creditors of any Note Party other than any other Note Party;

(v)          any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Note Party; and

(vi)         other than payment and performance in full in cash of the Obligations by the Note Parties, any other agreements or circumstance (including any statute of limitations) of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty and/or the obligations of any Guarantor, or a defense to, or discharge of, any Note Party or any other Person or party hereto or the Obligations or otherwise with respect to the Notes or other financial accommodations to the Borrower pursuant to this Agreement and/or the Note Documents.

10.7.       Action by Agent Without Notice. Agent shall have the right to take any action set forth in Section 8.3 or any other Security Document without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

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10.8.       Application of Proceeds. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

10.9.       Continuing Effectiveness.

(A)         Reinstatement. The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any other Secured Party for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Note Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or the other Secured Parties for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(B)         No Marshalling. Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(C)         Priority of Claims. No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Note Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(D)         Invalidated Payments. If any Note Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

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(E)         Assignment and Waiver. All present and future monies payable by any Note Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of the other Secured Parties as security for such Guarantor’s liability to Agent and the other Secured Parties hereunder and, after the occurrence and during the continuance of any Event of Default, each Guarantor waives any right to demand any and all present and future monies payable by any Note Party to such Guarantor, whether arising out of a right of subrogation or otherwise. This assignment and waiver shall only terminate upon payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto).

(F)         Payments to Guarantors. Each Note Party acknowledges the assignment and waiver contained in sub-clause (E) above, and agrees to make no payments to any Guarantor after the occurrence and during the continuance of an Event of Default without the prior written consent of Agent. Each Note Party agrees to give full effect to the provisions hereof.

(G)         Limitation of Liability. Agent, other Secured Parties, and each Guarantor hereby confirm that it is the intention of all such Persons that the Guaranty and the obligations of each Guarantor thereunder not constitute a fraudulent transfer or conveyance under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to the Guaranty and the obligations of each Guarantor thereunder. To effectuate the foregoing intention, Agent, other Secured Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under the Guaranty not constituting a fraudulent transfer or conveyance.

(H)         Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of the Obligations of such Guarantor under the Guaranty contained in this Section 10, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other applicable Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment in respect of the Obligations of such Guarantor under the Guaranty contained in this Section 10. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.9(E). The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Secured Parties, for the full amount guaranteed by such Subsidiary Guarantor hereunder.

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10.10.     Enforcement. Upon the occurrence and during the continuance of any Event of Default, Agent may, and upon written request of the Requisite Purchasers shall, without notice to or demand upon any Note Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor. Upon such declaration by Agent, and subject to Section 9.5, Agent and the other Secured Parties are hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent or the other Secured Parties to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not Agent or the other Secured Parties shall have made any demand hereunder against any other Note Party and although such obligations may be contingent and unmatured. The rights of Agent and the other Secured Parties hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and the other Secured Parties may have. Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Note Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Upon such declaration by Agent, each Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Note Party on account of the Claims. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

10.11.     Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Note Party or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent or the Purchasers shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

10.12.     Interest. All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to the Notes.

10.13.     Acknowledgement. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Note Documents. Each Guarantor has made an independent investigation of the Note Parties and of the financial condition of the Note Parties. Neither Agent nor any other Secured Party has made and neither Agent nor any other Secured Party does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Note Party nor has Agent or any other Secured Party made any representations or warranties as to the amount or nature of the Obligations of any Note Party to which this Section 10 applies as specifically herein set forth, nor has Agent or any other Secured Party or any officer, agent or employee of Agent or any other Secured Party or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

10.14.     Continuing Effectiveness. The provisions of this Section 10 shall remain in effect until the payment in full in cash of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted by the Person entitled thereto) and shall be subject to reinstatement as set forth in Section 10.9. Payments received from Guarantors pursuant to this Section 10 shall be applied in accordance with Section 8.7.

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SECTION 11.       MISCELLANEOUS

11.1.       Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to promptly pay all reasonable and documented: (a) fees, costs and expenses incurred by Agent and the Purchasers (including reasonable attorneys’ fees and expenses) in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Note Documents; (b) fees, costs and expenses incurred by Agent and the Purchasers (including reasonable attorneys’ fees and expenses) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Note Documents, the Notes, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Agent and the Purchasers for amendments, waivers, consents and any other related documentation; (c) fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent and any Purchaser in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and Secured Parties; (d) fees, costs and expenses incurred by Agent in connection with forwarding to the Borrower the proceeds of the Notes including Agent’s or any Purchasers’ standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent and any Purchaser in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; and (f) fees, costs, expenses (including reasonable attorneys’ fees and expenses) of Agent and any Purchaser and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Note Documents or to collect any payments due from the Borrower or any other Note Party under this Agreement or any other Note Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise. All such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral.

11.2.       Indemnity. In addition to the payment of expenses pursuant to Section 11.1, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to indemnify, pay and hold Agent, each Purchaser, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent or any Purchaser, to evaluate or monitor the Collateral, Affiliates and attorneys of Agent, each Purchaser and such holders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Note Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Purchaser, Agent’s and each Purchaser’s agreement to purchase the Notes hereunder, the use or intended use of the proceeds of any of the Notes or the exercise of any right or remedy hereunder or under the other Note Documents, including, without limitation any actual or alleged presence or release of Hazardous Materials on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or any of their respective properties (the “Indemnified Liabilities”); provided that no Note Party shall have any obligation to any Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction. For the avoidance of doubt, this Section 11.2 shall not apply with respect to Charges (which, solely for the purpose of this Section 11.2, shall include Excluded Taxes) other than Charges that represent losses, liabilities, damages, etc. with respect to indemnity payments on a non-Charge claim. Payments under this Section 11.2 shall be made by the Borrower to the Agent for the benefit of the relevant Indemnitee.

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11.3.       Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth on Schedule 11.3 (or (i) with any respect to any Purchaser not party hereto on the Closing Date, in an Assignment and Assumption Agreement or in a notice to Agent and Borrower or (ii) to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.3) and may be personally served, faxed, sent by overnight courier service or United States mail, or, to the extent acceptable to the Agent, e-mail; and notices shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, upon sender’s receipt of confirmation of proper transmission on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; (d) if delivered by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed; or (e) if delivered by e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

11.4.       Survival of Representations and Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the purchase of the Notes hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of each Note Party, Agent, and Purchasers set forth in Sections 2.7, 9.1(E), 10.9(A), 10.9(D), 11.1, 11.2, 11.6, 11.13, 11.14, and 11.15 shall survive the payment of the Notes and the termination of this Agreement.

11.5.       Indulgence Not Waiver. No failure or delay on the part of Agent, any Purchaser or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.6.       Marshaling; Payments Set Aside. Neither Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Note Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Agent and/or any Purchaser or Agent and/or any Purchaser enforces its security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

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11.7.       Entire Agreement. This Agreement and the other Note Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

11.8.       Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Note Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or the other Note Documents. In the event of any such invalidity, illegality, or unenforceability, the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9.       Purchasers’ Obligations Several; Independent Nature of Purchasers’ Rights. The obligation of each Purchaser hereunder is several and not joint and neither Agent nor any Purchaser shall be responsible for the obligation of any other Purchaser hereunder. Nothing contained in any Note Document and no action taken by Agent or any Purchaser pursuant hereto or thereto shall be deemed to constitute Purchasers to be a partnership, an association, a joint venture or any other kind of entity.

11.10.     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.11.     APPLICABLE LAW. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT ANY SUCH OTHER NOTE DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.

11.12.     Successors and Assigns.

(A)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Note Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Purchaser. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(B)         Assignments by Purchasers. Any Purchaser may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time owing to it with the prior written consent of B. Riley. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption Agreement. The assignment shall have been recorded in the Register in accordance with paragraph (C) of this subsection.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (C) of this subsection, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.1 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void.

(C)         Register. Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers and principal amounts (and related interest amounts) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything to the contrary herein or in the Note Documents, the entries in the Register shall be conclusive absent manifest error, and each Note Party, Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser and the owner of the amounts owing to it under the Note Documents as reflected in the Register for all purposes of the Note Documents. The Register shall be available for inspection by the Borrower and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. This Section 11.12 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the IRC.

(D)         Security Interests; Assignment to Affiliates. Notwithstanding any other provision set forth in this Agreement, any Purchaser may at any time following written notice to Agent pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Note Documents in favor of any Person; provided, however (a) no such pledge or grant of security interest to any Person shall release such Purchaser from its obligations hereunder or under any other Note Document and (b) the acquisition of title to such Purchaser’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Note Documents in all respects including, without limitation, any consent required by this Section 11.12.

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11.13.     No Fiduciary Relationship; No Duty; Limitation of Liabilities.

(A)         No Fiduciary Relationship. No provision in this Agreement or in any of the other Note Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Purchaser to any Note Party.

(B)         No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Purchaser shall have the right to act exclusively in the interest of Agent or such Purchaser and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Note Party or any of any Note Party’s shareholders or any other Person.

(C)         Limitation of Liabilities. Neither Agent nor any Purchaser, nor any Affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Purchaser shall have any liability with respect to, and each Note Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by each Note Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Note Documents, or any of the transactions contemplated by this Agreement or any of the other Note Documents. Each Note Party hereby waives, releases, and agrees not to sue Agent or any Purchaser or any of Agent’s or any Purchaser’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Note Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

11.14.     CONSENT TO JURISDICTION. EACH NOTE PARTY, AGENT AND EACH PURCHASER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER NOTE DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH NOTE PARTY, AGENT AND EACH PURCHASER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH NOTE PARTY, AGENT AND EACH PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PERSON, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

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11.15.     WAIVER OF JURY TRIAL. EACH NOTE PARTY, AGENT AND EACH PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS. EACH NOTE PARTY, AGENT AND EACH PURCHASER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH NOTE PARTY, AGENT AND EACH PURCHASER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.16.     Construction. Each Note Party, Agent and each Purchaser each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Note Documents with its legal counsel. This Agreement and the other Note Documents shall be construed as if jointly drafted by Note Parties, Agent and each Purchaser.

11.17.     Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed via facsimile or other electronic method of transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

11.18.     Confidentiality. Agent and each Purchaser agree to use commercially reasonable efforts to keep confidential any non-public information delivered pursuant to the Note Documents and identified as such by Note Parties and not to disclose such information to Persons other than to: its respective Affiliates, officers, directors and employees; or its potential assignees or financing sources (subject to an agreement containing provisions substantially the same as those of this Section 11.18); or Persons employed by or engaged by Agent, a Purchaser or a Purchaser’s assignees, financing sources including, without limitation, attorneys, auditors, professional consultants, rating agencies, and portfolio management services (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). The confidentiality provisions contained in this subsection shall not apply to disclosures (a) required to be made by Agent or any Purchaser to, or requested to be made by, any regulatory or governmental agency or pursuant to legal process, (b) to effect compliance with any law, rule, regulation or order applicable to the Agent or such Purchaser, (c) consisting of general portfolio information that does not identify any Note Party, (d) with the Borrower’s prior written consent, (e) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 11.18 or (ii) available to Agent, Purchaser, or any of their respective Affiliates, officers, or directors, as the case may be, from a source (other than any Note Party) not known by them to be subject to disclosure restrictions, (f) to any other party hereto, and (g) in connection with the exercise or enforcement of any right or remedy under any Note Document, in connection with any litigation or other proceeding to which such Agent or Purchaser is a party or bound, or to the extent necessary to respond to public statements or disclosures by the Note Parties referring to Agent, a Purchaser, or any of their Affiliates, officers, or directors. The obligations of Agent and Purchasers under this Section 11.18 shall supersede and replace the obligations of Agent and Purchasers under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Purchaser prior to the date hereof. In no event shall Agent or any Purchaser be obligated or required to return any materials furnished by Note Parties; provided, however, each potential assignee shall be required to agree that if it does not become an assignee it shall return all materials furnished to it by Note Parties in connection herewith.

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Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, each of the parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of these transactions to any and all persons, without limitation of any kind. Each of the parties hereto may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of the transactions contemplated by the Note Documents. This authorization does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions; (b) the existence or status of any negotiations; (c) any pricing or other financial information; or (d) any other term or detail not related to the tax treatment and tax structure of the transactions contemplated by the Note Documents.

11.19.     Publication. Each Note Party consents to the publication by Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent and Purchasers reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.

11.20.     USA PATRIOT Act Notice. Each Purchaser and Agent (for itself and not on behalf of any Purchaser) hereby notifies each Note Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party and each of its Subsidiaries, which information includes the names and addresses of each Note Party and each of its Subsidiaries and other information that will allow such Purchaser or Agent, as applicable, to identify each Note Party and each of its Subsidiaries in accordance with the USA PATRIOT Act.

11.21.     Agent for Service of Process. Each Note Party hereby appoints Borrower (the “Process Agent”) as its agent to receive and forward on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding in the state courts sitting in the city of New York, New York, United States of America or the United States District Court for the Southern District of New York and agrees that (x) service in such manner shall, to the fullest extent permitted by law, be deemed effective service of process upon it in any such suit, action or proceeding and (y) the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. If for any reason such Process Agent shall cease to be available to act as such, each Note Party agrees to designate a new Process Agent in the city of New York (and notify the Agent of such designation), on the terms and for the purposes of this provision, provided, however, that the new Process Agent shall have accepted such designation in writing before the termination of the appointment of the prior Process Agent. Each Note Party further consents to the service of process or summons by certified or registered mail, postage prepaid, return receipt requested, directed to it at its address specified in Section 11.3 hereof. Nothing herein shall in any way be deemed to limit the ability of the Agent to serve legal process in any other manner permitted by applicable law or to obtain jurisdiction over any other Person in such other jurisdictions, and in such manner, as may be permitted by applicable law.

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11.22.     Purchase for Investment; ERISA.

(A)         Each Purchaser, severally and not jointly, represents and warrants (i) that it has received all information necessary or appropriate to decide whether to acquire the Notes to be issued to it pursuant hereto, (ii) that it will acquire such Notes for its own account for investment and not for resale or distribution in any manner that would violate applicable securities laws, but without prejudice to its rights to dispose of such Notes or a portion thereof to a transferee or transferees, in accordance with such laws and Section 11.12 if at some future time it deems it advisable to do so, (iii) that it is an “accredited investor” as such term is defined in Regulation D of the Commission under the Securities Act and has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Notes and the suitability thereof as an investment for such Purchaser, and can bear the economic risk of its investment in the Notes, and (iv) neither it nor anyone authorized by it to do so on its behalf (A) has directly or indirectly offered any beneficial interest or security (as defined in Section 2(a)(1) of the Securities Act) relating to the Notes for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the registration provisions of the Securities Act, (B) has taken any action that would subject any such interest or security to the registration requirements of Section 5 thereof, or the registration or qualification provisions of any applicable blue sky or other securities law, and (C) will directly or indirectly make any such offer, solicitation or sale in violation of such registration provisions of the Securities Act, or the registration or qualification provisions of any applicable blue sky or other securities law. The acquisition of such Notes by each Purchaser at each Closing shall constitute its confirmation of the foregoing representations and warranties. Each Purchaser understands that such Notes are being sold to it in a transaction which is exempt from the registration requirements of the Securities Act, and that, in making the representations and warranties contained in Section 4.13, the Borrower is relying, to the extent applicable, upon such Purchaser’s representations and warranties contained herein.

(B)         Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by such Purchaser to pay the purchase price of the Notes purchased by such Purchaser hereunder:

(1)          the Source is an “insurance company general account” as defined in Section V(e) of Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and, except as such Purchaser has disclosed to the Borrower in writing pursuant to this subsection (1), the amount of reserves and liabilities for the general account contract(s) held by or on behalf of any employee benefit plan or group of plans maintained by the same employer or employee organization do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with the state of domicile of the insurer; or

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(2)          the Source is a separate account of an insurance company maintained by such Purchaser in which an employee benefit plan (or its related trust) has an interest, which separate account is maintained solely in connection with its fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(3)          the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Borrower in writing pursuant to this subsection (3), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(4)          the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Borrower that would cause the QPAM and such Borrower to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Borrower in writing pursuant to this clause (4); or

(5)          the Source constitutes assets of a “plans(s) (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Companies and (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Companies in writing pursuant to this Section 11.25(B)(5); or

(6)          the Source is a governmental plan; or

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(7)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Borrower in writing pursuant to this Section 11.25(B)(7); or

(8)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 11.22, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA, and the term “QPAM Exemption” means PTE 84-14 (issued March 13, 1984, as amended).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NOTE PARTIES:

theMaven, Inc., as the Borrower

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

Maven Coalition, Inc., as a Guarantor

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

Say Media, Inc., as a Guarantor

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

HubPages, Inc., as a Guarantor

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

TST Acquisition Co, Inc., as a Guarantor

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

[Signature Page to Note Purchase Agreement]

AGENT AND PURCHASERS:

BRF Finance Co., LLC,
as Agent and a Purchaser

By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Title: Chief Executive Officer

[Signature Page to Note Purchase Agreement]